Exhibit 99.1

Company Participants

Caren Mason - President and Chief Executive Officer

Deborah Andrews - Chief Financial Officer

Brian Moore – Sr. Director, Media, Investor Relations and Corporate Development

Conference Call Participants

Chris Cooley – Stephens

Jason Mills, Cecilia Furlong - Canaccord

Jim Sidoti - Sidoti & Company

Bruce Jackson - Benchmark Company

Andrew Brackmann - William Blair

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Second Quarter 2019 Financial Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the call will be open for questions. [Operator Instructions] This call is being recorded today, Wednesday, July 31, 2019.

At this time, I would like to turn the conference over to Mr. Brian Moore, Senior Director, Investor, Media Relations and Corporate Development for STAAR Surgical.

Brian Moore

Thank you, Katherine and good afternoon everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company’s financial results for the second quarter of 2019 ended June 28, 2019. On the call today are Caren Mason, President and CEO and Deborah Andrews, Chief Financial Officer. The press release of our second quarter results was issued just after 4:00 p.m. Eastern Time and is now available on STAAR’s website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company’s

Exhibit 99.1

projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today’s press release as well as STAAR’s public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales in constant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today’s press release. Following our prepared remarks, we will open the line to questions from publishing analysts. We ask that analyst limit themselves to two initial questions then re-queue with any follow-ups. We thank everyone in advance for their cooperation with this process.

Now, I’d turn the call over to Caren Mason, President and CEO of STAAR.

Caren Mason

Thank you, Brian and good afternoon everyone. The record second quarter 2019 results we reported today represent excellent progress for STAAR Surgical as we target paradigm change in refractive vision correction with our family of proprietary collamer lenses. Growth metrics in the second quarter for ICL sales, units, gross margin, operating margin and GAAP EPS were all up meaningfully as compared to our breakout financial results for the year ago period -- Q2 2018. When coupled with the solid first quarter, we believe our second quarter results put us firmly on track to achieve or exceed our full year targets for 30% ICL unit growth, 20% company revenue growth, achievement of year-over-year improvements in GAAP net income, positive cash flow generation and a higher level of cash on our balance sheet.

Turning to the details for the second quarter, our top line growth was driven by 34% ICL unit growth on a global basis representing the eighth consecutive quarter of double-digit ICL unit growth. On a regional basis, ICL unit growth in the second quarter handily exceeded record year ago levels in several markets, with China units up 48%, Korea units up 42%, Japan units up 29% and India units up 22%. ICL revenue in the second quarter of 2019

Exhibit 99.1

increased 26% over the prior year quarter as reported and was up 28% on a constant currency basis. The currency headwind about $600,000 in Q2 continued from the first quarter. Through the first half of 2019, the currency headwind negatively impacted reported revenue by approximately $1.3 million.

Our largest ICL market, China, is also the largest market for refractive procedures with more than 24% or 944,000 of the 4 million global procedures occurring annually in China according to Market Scope data. This certainly makes sense given a very high prevalence of myopia among Chinese youth.

As previously noted, the months of June, July, August and early September represent the busiest season for implants in China and accordingly, our second quarter is usually our largest quarter of the year. Drivers of our growth in the second quarter in China included increasing utilization by existing surgeons, on-boarding and training of new surgeons and expansive growth in the number of new accounts.

We supported our customers’ numerous patient road shows during the quarter by surrounding consumers with mobile, digital banner and social media consumer marketing that drove patients to our website and Doc Finder ahead of the busy implant season.

We also advanced our goal of moving down the diopter curve to lower levels of vision correction as increasingly surgeons are gaining an appreciation of the clinical utility of the ICL at lower diopter levels. Their delighted patients often describe the ICL impact as “Wow” at the lower diopter levels of improvement

To that end, during the first half of 2019, 40% of lenses we sold in China were in the range of minus 1 to minus 10 diopters, typically a range where laser vision corneal refractive procedures are performed. The ICL is no longer just a great solution for higher diopter vision correction.

Contribution to unit growth during the second quarter in China was weighted more to new accounts, which bodes well for future growth in China. While we are of course delighted to report such tremendous growth numbers and trends in China, STAAR is also growing outside of the world’s largest refractive market. On a year-to-date basis through the first half of 2019, ICL unit growth outside of China was up 20% as compared to the prior year period. This growth can be attributed to the continued successful repositioning of the ICL as the premium and primary refractive procedure for a wide range of vision correction, increase familiarity and comfort by

Exhibit 99.1

surgeons using our lenses and strategic partnerships and distributor partnership execution.

Turning to our product pipelines and regulatory updates, we continue our discussions with the FDA to bring EVO to the U.S. market. We have recently submitted an application to the FDA encompassing a prospective clinical trial design that reflects a least burdensome pathway which of course must be finalized with FDA reviewers. We appreciate the FDA’s work during this process and as you know we will only provide additional information when appropriate and permitted.

I would like to affirm that we remain very enthusiastic about hosting an excellent, inaugural U.S. Surgeons Council meeting during late August in Dallas where we have a robust agenda of education, podium and panel events planned for the dozens of surgeons that will be attending. Joining U.S. surgeons will be leading ICL surgeons from China, Japan and Germany, who will share their clinical experience and business models. We have also recently signed additional alliance agreements in the U.S. and are exploring ways to accelerate broader and faster adoption of our approved Visian ICL spheric and toric lenses currently available in the U.S.

Turning to our European multi-site clinical trial for our EDOF lens for presbyopia, we issued a separate press release today after the market closed announcing that we met the primary endpoint of the trial and announcing that we have submitted the data from the trial for review to our European Notified Body, DEKRA. The primary performance endpoint for the trial was defined as achievement of monocular uncorrected near visual acuity of 20/40 or better at 40 centimeters,which is approximately 16 inches, at 6 months after implantation in equal to or greater than 75% of implanted eyes. 20/40 generally represents a level of near vision such as reading a newspaper that does not require spectacles. We are delighted to report that we achieved this primary endpoint in 98% of implanted eyes.

While traditionally our EVO lens is a very attractive option for young myopes, typically age 21 to 35. If approved, our EDOF lens opens up an entirely new market to STAAR that includes myopic presbyopes typically over age 40 and up to age 60. Additionally, our EDOF ICL for presbyopia, which is currently end of review, includes use as a supplemental or piggyback lens in patients who already have IOLs implanted for cataracts. As the vast majority of patients getting cataract surgery today select a monofocal IOL our EDOF ICL could also provide increased spectacle independence for this very large group of patients. Our ICL provides an elegant additive alternative for both the surgeon and patients who desire spectacle independence post monofocal cataract surgery.

Exhibit 99.1

Before I turn the call over to Deborah for a more detailed review of our financial performance in Q2, I would like to highlight a number of near-term opportunities, where we look forward to meeting with the investment community in the coming weeks.

•	Next week, on August 7, we will be meeting with investors at the Canaccord Genuity Growth Conference in Boston.
•	On September 4, we will be meeting with investors at the Wells Fargo Healthcare Conference in Boston.
•

On September 14, we will be hosting meetings with investors and analysts at our booth during the European Society of Cataract and Refractive Surgeons Meeting, ESCRS in Paris. Last year, we had more than 250 surgeons from European and Asian countries attend our ICL experts meeting during ESCRS. This international trade show is a great way for investors to become more acquainted with our outside of the U.S. business. We encourage our investors to attend.

•	We will also be hosting non-deal road show meetings in Baltimore, Los Angeles in the coming weeks
•

and on November 8, we will host our 2019 Investor Day at the Lotte Palace in New York where we will outline our strategic vision for the company during the 2020 to 2022, 3-year planning period. Those are my prepared remarks.

I will now turn the call over to Deborah to further review our second quarter financial results. Deborah?

Deborah Andrews

Thank you, Caren and good afternoon everyone. I will start the financial overview with a summary of top line results and then provide more detail down the income statement. STAAR reported net sales of $39.7 million in the second quarter of 2019, an increase of 17% over $33.9 million reported in the year ago period. Adjusted for current headwinds primarily the Europe, net sales would have increased by approximately 19% over the prior year period to $40.3 million. As Caren mentioned, the strong top line increase was driven by ICL revenue growth of 26% which represented 87% of total company net sales in the quarter partially offset by other product segment sales which declined 21% in the quarter.

Moving down the income statement, our gross profit margin for the second quarter was 75.4%, up 100 basis points compared to the prior year quarter gross profit margin of 74.4%. The improvement in gross margin was due to

Exhibit 99.1

favorable product mix, resulting from increased sales of ICLs and decreased other product sales, partially offset by the effect of lower average selling prices for lower diopter ICLs.

Total operating expenses for the second quarter were $25.3 million, an increase of 14% compared to the prior year quarter of $22.2 million. Taking a closer look at the components of operating expenses, G&A expense for the second quarter was $7.5 million as compared to $6.2 million a year ago. The increase in G&A spending is due to increased headcount and salary related expenses, including stock-based compensation and increased facility costs and professional fees.

Marketing and selling expenses were $11.7 million as compared to $10.7 million and included increased headcount, travel and continued investments in digital, strategic and consumer marketing. Our R&D expenses were $6.1 million compared to $5.3 million in the year ago quarter. R&D expenses include headcount, compensation and clinical expenses related to our next generation ICL with EDOF optic for presbyopes.

We generated operating income of approximately $4.6 million during the second quarter as compared to operating income of $3 million in the year ago quarter. Net income during the second quarter was $3.9 million or approximately $0.08 per diluted share and doubled as compared to the year ago net income of $1.8 million or $0.04 per diluted share. On a non-GAAP basis, adjusted net income for the second quarter was $6.5 million or $0.14 per diluted share as compared to adjusted net income for the year ago quarter of $3.9 million or $0.09 per diluted share. A table reconciling the GAAP information to the non-GAAP information is included in today’s financial release.

Turning now to our balance sheet, our cash, cash equivalents and restricted cash at June 28, 2019 totaled $103 million compared with $104 million as of December 28, 2018. The company generated approximately $3.5 million in cash from operating activities in the second quarter of 2019, invested $2.4 million in property equipment and consistent with the first quarter of 2019, we paid an additional $500,000 on the small revolving line of credit of our wholly-owned Japanese subsidiary. We expect to add to our cash balances in 2019 and consistent with historical trends expect second half cash generation to be stronger than the first half.

This concludes our prepared remarks. Operator, we are now ready to take questions.

Question-and-Answer Session

Operator

Exhibit 99.1

Thank you. [Operator Instructions] And our first question comes from Chris Cooley with Stephens. Your line is open.

Chris Cooley

Good afternoon and thank you for taking the questions.

Caren Mason

Hi, Chris.

Chris Cooley

Hi. Just if you can start on China obviously there’s been a heightened level of angst I think on the Street’s part when we think about the Chinese opportunity, could you provide some additional color regarding the growth you alluded to in new accounts and how you work new accounts in conjunction with your already existing strategic partnerships maybe just how that kind of unfolds and then as the offshoot of that, maybe little bit more granularity on terms of the level of growth whether it be units or as a percentage of total from those new accounts during the course of quarter? And then I have just got one follow-up.

Caren Mason

Okay, Chris. So with regard to China, our business is booming. And what we see coming is lot based on how we are looking at the June results in terms of the number of implants and we also have visibility on July. And so I think what’s most important to understand is that our demand out to the surgeon’s offices to meet patient implant requirements is much higher than our growth in terms of what we have been selling traditionally. So the new accounts and the added efforts that we have had at patient outreach are paying great dividends as we see a much even stronger position in China going forward in the year as we are already experiencing during this beginning at the busiest season of the year.

Chris Cooley

Okay, thank you. Appreciate that. And then maybe I quickly try here, I think I know the answer, but when we think about the regulatory pathway you alluded to in the discussions with the agency and a prospective clinical trial design. Can you just provide us maybe some insight into maybe what you have been able to garner versus your prior submission, what gives you that added confidence that this is a possibility here sounds like hoping as we go into calendar year end maybe in terms of locking down as a pathway?

Exhibit 99.1

Caren Mason

So, as I believe we have mentioned before, we had very positive discussions with the FDA at our 100-day meeting post our initial submission, which you may remember started last October and was in review for several months. During that time I believe we did an excellent job with the FDA outlining the original suggested retrospective pathway hoping that we might be able to successfully conclude with a limited post-approval study. And where we are today is in what we believe a respectful and excellent relationship with the FDA in talking about what remaining questions there are, what timeframe within a study could achieve a result, and what the post-approval timeframe would look like post the prospective clinical work. So, I think the bottom line here is that there is great recognition of least burdensome pathway within the FDA reflecting the statutory mandate to find efficiency when you have what would be considered I believe in our case outstanding data that you would be able to come up with a different and yet very effective method to be able to answer the questions that remain with the FDA.

Chris Cooley

Thank you and congrats again on the record June quarter.

Caren Mason

Thank you. And we are really excited.

Operator

Thank you. And our next question comes from Jason Mills with Canaccord Genuity. Your line is open.

Jason Mills, Cecilia Furlong

Hi, Caren and Deborah, it’s actually Cecilia on for Jason. I just want to say congrats on the high growth quarter. I guess just starting with EDOF in Europe, great progress with the submission and the clinical data is outstanding. I was just wondering could you talk about what you factored into your tiny expectations, I know you called out Q2, but just what you are seeing from a regulatory standpoint, everything going on in Europe today and then also when you might be able to see that clinical data?

Caren Mason

Okay. So what we are determining in terms of time is based on our past experience, is based on the fact that this is a submission, an application for presbyopic indications to an already approved EDOF aspheric product. So it’s

Exhibit 99.1

less potential time than you would normally have when you are talking about the introduction of the new product. So there is we believe substantial opportunity to be able to achieve that timeline. Could you repeat your second question please?

Jason Mills, Cecilia Furlong

Just when you could see the data come out from that. And I guess if I could just follow-on as well, you talked about the IOL opportunity to piggyback with the lens, I don’t think I heard you mentioned this before and I am just curious kind of what the past there would be and then just potential market upside from that?

Caren Mason

Okay. So clinical data we will not disclose post what’s available until we have a determination from the reviewer that, that is acceptable. Normally, these situations if you do agree, you work with the reviewer to understand what they need and what they are willing to have us to disclose and when. In terms of the supplemental lens, when we get approval for a presbyopic indication for this lens, at the same time, we have already submitted for a supplement to our current lenses. So, the whole family of EVO lenses for the European Union and the 31 CE Mark countries all will encompass also an immediate we believe application of the supplemental lens. The supplemental lens as we will market it will be either the myopic or the presbyopic lens that will be positioned at the exact same place of the lens today. So it will sit in front of the capsulary bag in the posterior chamber and it will then become for those patients who only had a monofocal lens that doesn’t give them spectacle independence. The opportunity to be able to with that going back in the capsulary bag which most surgeons do not want to do, very difficult procedure. So these patients millions and millions of who may have monofocal lenses, if they want to be spectacle free, they don’t have a very good choice, so what we’ll be able to do is to provide this lens to the millions of patients who will have the opportunity to have an ICL just like they do today. Only it is in front of already an IOL, so there is even less concern about anything surgically related that could lead to cataracts as that patient already has an IOL lens. So, surgeons that we did a lot of market research with some doctors who have already thought to implant in this way. Between all of this, we are finding exceptional interest in a market where we are over 20 million patients annually globally undergo cataract surgery.

Jason Mills / Cecilia Furlong

Exhibit 99.1

Great. Thank you for all the color on that. And I guess just asking about the U.S. market trends, you mentioned additional alliances that you signed, I was just wondering could you provide some more color just around growth interest you are seeing with your currently approved ones in the region and kind of where you expect this to try and going forward over the next few quarters out of EVO?

Caren Mason

So, our goal in the United States is to reintroduce our company as a premium and primary partner to refractive surgeons now and in the future. And we have limited or had limited our time and our investments in commercial and strategic and digital marketing in the U.S. because we of course went through several years of not being able to a) market new product in the U.S. and b) having to prove that we really have an outstanding quality system which we have done. So, we have recently gotten approvals for submission for minor products or for updates or for changes. We have an approval on the full Toric post-approval study which is going to be underway quite soon. And with all of that, we are also signing already strategic partnerships where we are beginning to demonstrate that we are a company that when you come to lens based refractive care, we can provide not only extraordinary clinical excellence and you are happiest patients, but we are also beginning to work on how do we get a surgical suite built into a particular partners office complex, how are we able to provide practice development support and exceptional digital marketing and consumer marketing outreach and how do we being to build lens based is a huge growth endeavor in the United States versus the way lens based for many years has been ridiculously quiet. So I think the bottom line is that our Toric product even surprising to us has been exceptionally well received. Doctors are loving the results that their patients are getting. And so we are building on that and we are going to put more emphasis, more money and more build time into the U.S. as you have seen in the past. And we are also going to be getting ready for what we believe will be a very strong entrance of our EVO product when we are allowed.

Jason Mills, Cecilia Furlong

Thank you, Caren. I appreciate all the color and congrats on the quarter.

Caren Mason

Sure. Thank you very much. We will see you next week.

Operator

Exhibit 99.1

Thank you. Our next question comes from Jim Sidoti with Sidoti & Company. Your line is open.

Jim Sidoti

Good afternoon. Can you hear me?

Caren Mason

I can, Jim. How you are doing?

Jim Sidoti

Great, great. I just want to follow-up on the U.S., can you give us an idea of what the Toric sales growth was year-over-year in the quarter?

Caren Mason

I think about 28% on sales.

Jim Sidoti

Okay. And then it sounds to me as if you are really waiting to get the EVO approved before you go full speed here in the U.S., is that correct?

Caren Mason

Well, I would say that we are – we have been successfully hiring very strong sales leaders. We have in place some extraordinary marketing, but what we won’t do is to go beyond into what I would say would be a concentrated effort to build stronger faster. I think what we are doing really here is issue the major markets, we are partnering with major surgeons and surgical practices and we will be building as we did in China the team along with the growth. The growth will lead the team. Right now, we have the right team to get this all going. So we are going to pace ourselves, but we are going to have a lot of really strong emphasis to the U.S. I have, for example, recently participated on panels at major refractive surgeons meetings like AECOS in Deer Valley, also involved with activity with Octane here in Orange County that was directed toward ophthalmology leaders and I was proud to be one of them. So, I think STAAR is taking its place as it rightfully should in the U.S. market.

Jim Sidoti

Alright. And then the last one for me, can you give us any sense on the size of the trial, you think you will have to do for EVO to get approval on what the follow-up period will be?

Exhibit 99.1

Caren Mason

I can’t. We are in discussions. We have submitted that information. It must stay confidential, but least burdensome pathway continue to repeat.

Jim Sidoti

Okay. Aright, thank you.

Caren Mason

Thank you.

Operator

Thank you. Our next question comes from Bruce Jackson with Benchmark Company. Your line is open.

Bruce Jackson

Hi, congratulations on the quarter and thank you for taking the questions.

Caren Mason

Sure Bruce.

Bruce Jackson

So, starting off with the EDOF data, do you already have data for EDOF lens application?

Caren Mason

Yes.

Bruce Jackson

And then go ahead, no, no after you…

Caren Mason

No, the piggyback lens is identical to the EDOF presby lens, so yes, it’s the same product. It’s just the application would be as supplement to a monofocal IOL in the eye versus as the primary refractive correction lens.

Bruce Jackson

And then so you have done patients with IOLs and then implant the second lens just to be clear on that?

Exhibit 99.1

Caren Mason

Well at this point, I can’t comment.

Bruce Jackson

Okay. And then congratulations on the EDOF submission, I was wondering if you are going to be showing any additional data at the upcoming ESCRS meeting?

Caren Mason

As I mentioned earlier, we are limited by what a reviewer will allow. So if we are able to, we will. We expect at our experts meeting since its surgeon to surgeon at a training environment that there maybe some mention of with the principle investigators who will be attending the meeting most likely through a panel where there will be what is approved from the reviewer shared with the audience.

Bruce Jackson

Okay. And then if I can get just one more question and with China you said you opened some new accounts, I am just curious to know if there were still in the Tier 1, Tier 2 cities, what was the characterization of the new business geographically?

Caren Mason

Well, the majority of new accounts are in Tier 1 and Tier 2, but we have been moving also to Tier 3 cities. Most of the time in the Tier 3 cities we are being invited by are larger current customers, because that is an area, where there has to be a lot of investment, because I am sure you are well aware there is very little infrastructure in Tier 3 cities in China. So we are still mostly expanding in Tier 1 and Tier 2, but remember we have a lot of opportunity in terms of current refractive procedures where we are able to move away from laser vision correction and into lens-based with ICL.

Bruce Jackson

Alright. That’s great. Thank you very much.

Caren Mason

Thanks Bruce.

Operator

Exhibit 99.1

Thank you. Our next question comes from Brian Weinstein with William Blair. Your line is open.

Andrew Brackmann

Hi guys. Good afternoon. This is actually Andrew Brackmann on for Brian. Maybe we can just go back to China for a minute, because by my math that represents somewhere around 95% of the dollar growth in the quarter. So maybe this does go back to Chris’s initial questions, but can you maybe provide some additional data around the number of surgeons who are actually doing the procedures in the country, how has that really trended over last several quarters? And then as it relates to high implant season, I know that the demographic here has been in question sort of the health of that Chinese consumer, what are your distributors telling you as it relates to the demographic?

Caren Mason

Okay. In China, we have what we call a hybrid organization. And I think it’s extremely important that you understand that. We are not flying blind with a distributor network, where we are allowing our business to be purely built on numbers and side references from uninvolved partnerships. Our relationships in China are built on over 50 top level employees of STAAR, led by an outstanding ophthalmic surgeon herself and we have built from 5 to over 50 and we understand every aspect of what’s going on with the Chinese consumer through the number of events that we co-sponsor and run with them through several months ahead of the busy season. Every weekend, we are on the road sponsoring road shows with our partners with the largest practices in the country, in coordination with them to get their patients excited about the product. There, we get interest from now families and friends and social media that are buzzing about ICL and how it’s dramatically improved their lives. So although I appreciate that you have a model to build, I think what’s most critical is that you clearly understand our dominance in what we are building and our confidence around it in China.

Andrew Brackmann

Okay, appreciate that. And then I guess one just question for Deborah on the guidance for the rest of the year. So as I think about that sort of the back half of the year and Q2 sort of being the strongest quarter that you have, how should we think about sort of the pacing through the back half, because by my math, it seems to be sort of – in order to hit just 20% sort of sequentially flat? Thanks.

Deborah Andrews

Exhibit 99.1

Yes. I mean, if you look at the calendarization of sales last year, you are going to see similar trends in the calendarization this year. Just look at the percentage of contribution of each of the quarters that will tell you what to expect.

Operator

Okay, thank you. I am showing no further questions at this time. I would like to turn the call back to Caren Mason for closing remarks.

Caren Mason

Sure, Thank you very much everyone for our participation on our call today. We look forward to speaking with many of you in the coming weeks when we are on the road. We appreciate your interest and investment in STAAR Surgical. As always, the best to all of you. Thank you.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This concludes today’s program. You may all disconnect. Everyone have a great day.